March 12, 2020

Esoterica Thematic Trust
135 W. 52nd St., 16C

New York, New York 10019

Re: Esoterica Thematic Trust; File Nos. 333-233633 and 811-23473

Dear Board Members:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Pre-Effective Amendment No. 1 to the Esoterica Thematic Trust Registration Statement. We hereby give you our consent to incorporate by reference the Legal Opinion into Pre-Effective Amendment No. 2 under the Securities Act of 1933 (Amendment No. 2 under the Investment Company Act of 1940) (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP